Trailer Investments, LLC

May 24, 2010

Wabash National Corporation
1000 Sagamore Parkway South
Lafayette, Indiana 47905
Attention: Chief Financial Officer

Ladies and Gentlemen:

Reference is made to that certain Investor Rights Agreement, dated as of August 3, 2009 (the “Investor Rights Agreement”), by and between Wabash National Corporation (the “Company”) and Trailer Investments, LLC (“Trailer”), the Certificate of Designations, Preferences and Rights of Series E Redeemable Preferred Stock of the Company (the “Series E Certificate of Designations”), the Certificate of Designations, Preferences and Rights of Series F Redeemable Preferred Stock of the Company (the “Series F Certificate of Designations”), the Certificate of Designations, Preferences and Rights of Series G Redeemable Preferred Stock of the Company (the “Series G Certificate of Designations” and, together with the Series E Certificate of Designations and the Series F Certificate of Designations, the “Certificates of Designations”) and the Warrant dated as of August 3, 2009 issued to Trailer (the “Warrant”).  This Consent and Waiver (this “Consent”) is being entered into as of the date hereof upon the terms set forth below between Trailer (in its capacity as the Majority Trailer Investor (as such term is defined in the Investor Rights Agreement and as it is separately defined in the Certificates of Designations) and the Warrantholder (as such term is defined in the Warrant)) and the Company.  Capitalized terms that are not defined herein have the meanings assigned to such terms in the Investor Rights Agreement.

The undersigned, as the Majority Trailer Investor, hereby consents:

(A) pursuant to Section 5.1(a)(ii) of the Investor Rights Agreement and Section 7(b)(i)(B) of each of the Certificates of Designations, to (i) the Company’s entry into the Underwriting Agreement, dated the date hereof in substantially the form attached hereto as Exhibit A (the “Underwriting Agreement”), by and among the Company, Trailer and Morgan Stanley & Co. Incorporated (acting severally on behalf of itself and as manager of the several underwriters named in Schedule II thereto), relating, among other things, to the issuance and sale of   11,750,000 (Eleven Million Seven Hundred Fifty Thousand) shares of common stock, par value $0.01 per share of the Company at $6.50 per share (the “Company Shares”), and (ii) the Company’s issuance and sale of the Company Shares pursuant to and in accordance with the terms of the Underwriting Agreement; and.

(B) pursuant to Section 5.1(a)(i) of the Investor Rights Agreement and Section 7(b)(i)(A) of each of the Certificates of Designations, to the redemption in full of all of the outstanding shares of Series E Preferred, Series F Preferred and Series G Preferred for an aggregate payment equal to $47,791,238 (Forty Seven Million Seven Hundred Ninety One Thousand Two Hundred and Thirty Eight dollars) (assuming payment in full by 10 a.m. New York City time on May 28, 2010) (the “Redemption”) from the proceeds of the offering referred to in clause (A) above.

The Company agrees to use the proceeds from the sale and issuance of the Company Shares (to the extent required) to consummate the Redemption.

Immediately prior to the purchase and sale of the Firm Shares (as defined in the Underwriting Agreement), the undersigned intends to exercise a portion of the Warrant in that amount necessary to be able to transfer and sell its portion of the Firm Shares and the Company will issue any Warrant Shares issuable in connection with such exercise in book entry form if requested in writing by the undersigned.

Subject to the consummation of the sale of the Firm Shares to the Underwriters (as defined in the Underwriting Agreement):

(A)	Trailer permanently waives any right to adjustment to the number of Warrant Shares pursuant to Section 9(e) of the Warrant;

(B)
Notwithstanding the terms of Section 9(a)(i) of the Warrant, the increase in the number of Warrant Shares pursuant to Section 9(a)(i) of the Warrant as a result of the issuance of the Company Shares shall be deemed to be 750,000 (Seven Hundred and Fifty Thousand); provided, that the adjustment set forth in this clause (B) shall apply only in connection with the Company’s issuance and sale of the Company Shares (pursuant to and in accordance with the terms of the Underwriting Agreement) and the terms of the Warrant shall apply for any other issuance or sale by the Company; and

(C)	The Company shall issue a replacement warrant to Trailer in substantially the form attached hereto as Exhibit B.

This Consent shall be effective only upon:

(i) the execution and delivery of this Consent by Trailer and the Company; and

(ii) the simultaneous execution and delivery of the Underwriting Agreement by all parties thereto.

Notwithstanding anything to the contrary herein, this Consent (other than solely with respect to the undersigned’s consent to the Company’s executing and delivering the Underwriting Agreement) shall automatically be revoked and shall have no force or effect if the sale of the Firm Shares to the Underwriters shall not have occurred within 15 business days after the date hereof or upon the earlier termination of the Underwriting Agreement.  This Consent by Trailer is limited to the matters expressly set forth herein and does not include any consent to any other actions taken, or that may be taken, by the Company, and Trailer reserves all rights of approval and consent it may have under the Investor Rights Agreement, each of the Certificates of Designations and the Warrant with respect to such other actions.

[SIGNATURE PAGE FOLLOWS]

TRAILER INVESTMENTS, LLC

By: /s/ Allan D.L. Weinstein
Name: Allan D.L. Weinstein
Title: Vice President and Secretary

AGREED AND ACKNOWLEDGED:

WABASH NATIONAL CORPORATION

By: /s/ Richard J. Giromini
Name: Richard J. Giromini
Title: President and Chief Executive Officer

Signature Page to Consent of Majority Trailer Investors